NEWS RELEASE
May 27, 2008                                                                            Contact:   Peter D. Thompson, EVP and CFO
FOR IMMEDIATE RELEASE                                                                              (301) 429-4638
Washington, DC

NASDAQNotifies Radio One, Inc. Class A Shares Fall Below Minimum Market Value

Class D Shares Representing Over 95 Percent of Outstanding
Public Float Not Affected

Washington, DC: - Radio One, Inc. (NASDAQ: ROIAK and ROIA),  announced today that on May 21, 2008, the Company received a letter from The NASDAQ Stock Market notifying the Company that for the last 30 consecutive trading days, the Company’s Class A Common Shares have not maintained a minimum market value of publicly held shares of $5,000,000 as required for continued inclusion by Marketplace Rules.  The notification does not affect the Class D Common Shares which represent over 95 percent of the Company’s outstanding public float.

In accordance with Marketplace Rules, the Company will be provided 90 calendar days, or until August 19, 2008, to regain compliance with respect to the Class A Shares.  If, at anytime before August 19, 2008, the minimum market value of the Company’s Class A Common Stock is $5,000,000 or greater for a minimum of 10 consecutive trading days, NASDAQ will provide written notification that the Company complies with the Rules.  If compliance with this Rule cannot be demonstrated by August 19, 2008, NASDAQ will provide written notification that the Company’s securities will be delisted.  At that time, the Company may appeal NASDAQ’s determination to a listing qualifications panel.

“This is a result of the gradual migration of our Class A shareholders into our Class D Shares,” said Alfred C. Liggins, III, Chief Executive Officer of Radio One.  “Since January 2005, we have seen shareholders convert almost 18 million shares of Class A Stock into Class D Stock given the conversion rights that the Class A Shares carry and the greater liquidity in the Class D Shares.  Regardless, our focus is on maximizing long-term value and maintaining the liquidity of all of our securities.”

The Company’s Class A Shares maintain their right to convert into Class D Shares.

Radio One, Inc. (www.radio-one.com) is one of the nation's largest radio broadcasting companies and the largest radio broadcasting company that primarily targets African-American and urban listeners.  On a pro forma basis, after closing the sale of our Los Angeles station, Radio One will own and/or operate 53 radio stations located in 16 urban markets in the United States. Additionally, Radio One owns Magazine One, Inc. (d/b/a Giant Magazine) (www.giantmag.com), interests in TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans, Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner, and Community Connect Inc., an on-line social-networking company, which operates a number of branded websites, including BlackPlanet, MiGente and AsianAvenue.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements represent management's current expectations and are based upon information available to Radio One at the time of this release.  These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond Radio One's control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Radio One does not undertake any obligation to update any forward-looking statements.